CONVERTIBLE PROMISSORY NOTE

$50,000.00	Gaithersburg, Maryland	April 18, 2012

1.

FOR VALUE RECEIVED, the undersigned, Technest Holdings, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Timothy King (the “Payee”), on October 17, 2013  (the “Maturity Date”) or as otherwise set forth in Section 1.4 of that certain Loan Agreement (as defined below), in lawful money of the United States of America, the principal amount of  FIFTY THOUSAND DOLLARS ($50,000.00), together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), in like money, at said office, at a rate per annum equal to the Interest Rate and in accordance with that certain Loan Agreement (as defined below).

2.

Interest.  The Maker shall pay interest on the unpaid principal amount of this Note from its date of issuance until this Note is paid in full. This Note shall bear interest at the rate of 5% per annum from the date of issuance until paid in full (the “Interest Rate”).  Interest shall accrue and be payable on the Due Date.  Interest on this Note shall be computed on the basis of  a 365-day year for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. The Maker shall have the option to pay the accrued interest in shares of Common Stock as set forth in Section 1.4 of the Loan Agreement.

3.

Conversion. The Payee and the Maker shall have the right to convert the outstanding principal amount of this Note in accordance with Section 2 of the Loan Agreement.  The mechanics and effect of such conversion are set forth in Section 2.4 of the Loan Agreement.

4.

 Voluntary Prepayment.  Upon not less than two Business Day’s notice to the Payee, the Maker may prepay, without premium or penalty thereon, the unpaid principal amount of this Note, in whole or in part, together with accrued interest hereon to the date of such prepayment on the principal amount prepaid.

5.

 Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

Maker shall fail to pay timely when due, the principal of, or accrued unpaid interest on, this Note or any other of the obligations hereunder and such failure continues for ten (10) Business Days after receipt of written notice thereof from the Majority Holders; or

Maker shall breach any representation made by Maker in any statement furnished concurrently herewith or hereafter to Payee by or on behalf of Maker; or

There exists an Event of Default as defined in Section 6.1 of the Loan Agreement;

Upon the happening of any Event of Default, the Majority Holders, at their option, upon written notice to Maker, may declare the unpaid principal portion of this Note and all accrued, earned and unpaid interest on this Note to be forthwith due and payable, whereupon the said portion of this Note and all accrued, earned and unpaid interest shall become due and  payable by Maker without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, or any other notice of any kind (other than notice of acceleration of maturity) to Maker or any other person liable hereon or with respect hereto, all of which are expressly waived by Maker and each other Person liable hereon or with respect hereto, anything contained herein or in any document or instrument to the contrary notwithstanding; provided however that if elected by the Majority Holders, the Payee may converted the outstanding principal amount of and the accrued, earned and unpaid interest on the Note pursuant to Section 2.2 of the Loan Agreement.

6.

Change of Control. In the event of a Change of Control, upon written notice by the Maker of the occurrence thereof to the Payee, the outstanding principal amount of and any unpaid accrued interest on this Note shall, at the option of the Majority Holders, (a) become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker or (b) be converted pursuant to Section 2.2 of the Loan Agreement.

7.

Limitation on Interest.  The Maker and the Payee and the holder of this Note specifically intend and agree to limit contractually the amount of interest payable under this Note to the maximum amount of interest lawfully permitted to be charged under applicable law.  Therefore, none of the terms of this Note shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate of permitted to be charged under applicable law, and neither the Maker nor any other party liable or to become liable hereunder shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of this Section 6 shall control over any contrary provision of this Note.

8.

Certain Waivers.  Maker waives demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit and diligence in collecting this Note and further agrees that it will not be necessary for any holder hereof, to enforce payment of this Note, to consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them.

9.

Replacement of Note.  Upon receipt of the Maker of evidence reasonably satisfactory to it of ownership of and the loss, theft, destruction or mutilation of this Note, and (a) in the case of loss, theft or destruction thereof, delivery of an indemnity reasonably satisfactory to the Maker; or (b) in the case of mutilation, upon surrender and cancellation this Note, the Maker, at its own expense, shall execute and deliver a new Note, dated and bearing interest from the date to which interest shall have been paid on this lost, stolen, destroyed or mutilated Note or dated the date of this lost, stolen, destroyed or mutilated Note if no interest shall have been paid hereon.

10.

 Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware.

11.

Amendments.  Neither this Note nor any of its provisions may be changed, waived or modified without the written consent of the Payee and the Maker.

12.

Successors. This Note shall be a binding obligation of any successor of the Maker.

13.

Defined Terms.  The terms set forth below shall have the meanings assigned to such terms as used in this Note:

“Common Stock” means Common Stock, $.001 par value, of the Maker.

 “Loan Agreement” shall mean that certain Loan Agreement dated as of April 18, 2012 by and among the Maker and Timothy King.

Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

EXECUTED AND EFFECTIVE as of the day and year first above written.

MAKER:

Technest Holdings, Inc.

By:	/s/Shekhar Wadekar
Name: Shekhar Wadekar
Title: President